Exhibit 10.1
December 5, 2007
Ms. Dianne M. Neal
505 Boxthorne Court
Winston-Salem, NC 27106
Dear Dianne:
Although you have resigned as Executive Vice President and Chief Financial Officer of Reynolds American, Inc. effective January 1, 2008, it is important that you remain an employee of RAI for a transition period following your resignation to assist your successor and otherwise aid in a smooth transition of your responsibilities. As a result, this letter will confirm our agreement.
In consideration and exchange for the following:
1.	You hereby agree to remain actively employed with RAI through and until March 31, 2008;

2.	You agree to assist your successor and otherwise aid in a smooth transition continuing to satisfactorily carry out your duties and responsibilities as long as you are employed;

3.	You agree to abide by all company policies and procedures including the provisions set forth in the RAI Code of Conduct; and

4.	You agree to execute on your last day of employment a Non-Competition, Non-Disclosure of Confidential Information, Commitment to Provide Assistance and General Release Agreement. (A copy of which is attached).
The Company agrees to the following provided that you meet the obligations set forth above:
1.	You will continue to receive through your employment termination date (irrespective of when such date occurs) the same salary payments and other benefits which you currently receive or to which you are otherwise entitled, except in no event shall your resignation from RAI entitle you to any severance or similar payments;

2.	You will receive payment of a retention bonus in the amount of $180,000 by April 14, 2008;

3.	Your resignation shall be treated as a retirement effective March 31, 2008 solely for the purposes of determining your rights in and to the awards previously made to you pursuant to the Reynolds American, Inc. Long-Term Incentive Plan (Amended and Restated effective May 11, 2007) (the

“LTIP”), with all other terms and conditions of the LTIP and the individual grant agreements relating to such outstanding awards remaining in effect and applicable to such awards; and

4.	An exception will be made for payment of the Performance Units associated with the 2007 LTIP award. Instead of following the payment terms of the grant agreement, payment will be accelerated and paid by April 14, 2008 for the number of Performance Units that vest pro-rata according to the terms of item 3. The value of each vested unit will be one dollar ($1).
By your signature below, you acknowledge and agree to the terms and conditions of this letter agreement.
Sincerely,
/s/ Ann A. Johnston
Ann A. Johnston
Executive Vice President, Human Resources
Reynolds American, Inc.
Acknowledged and accepted this      5th      day of      December     , 2007
/s/ Dianne M. Neal
Dianne M. Neal

Non-Competition, Non-Disclosure of Confidential Information,
Commitment to Provide Assistance and General Release Agreement
I, Dianne M. Neal, acknowledging a Retention Bonus in the amount of $180,000 and other payments made to me as consideration for entering into this Non-Competition, Non-Disclosure of Confidential Information, Commitment to Provide Assistance Agreement and General Release, do hereby agree to each of the following:
•	I will not, without the prior written consent of Reynolds American Inc. (“RAI”), use, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any confidential information pertaining to the businesses of RAI, R. J. Reynolds Tobacco Company, and/or any of their affiliates (individually, a “Company and collectively, the “Companies”), except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the businesses of the Companies, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order me to divulge, disclose or make accessible such information. For purposes of this agreement, “Confidential Information” shall mean non-public information concerning any of the Companies’ data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which I know have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

•	I covenant and agree that:
(a)	I will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise), engage in any of the “Major Businesses” (as defined below) in which any of the Companies are engaged, in the geographic area of the U.S. and other country in which the Companies operate as of the day I execute this agreement, for a period of eighteen (18) months following my last day of employment; and

(b)	I will not, on my own behalf or on behalf of any person, firm or company, directly or indirectly for a period of twelve (12) months following the last day of my employment, offer employment to any person who was, at the time of my last day of my employment, employed by any of the Companies.

(c)	For purposes of this agreement, “Major Businesses” means the major business segments of any of the Companies dealing in the manufacture, sale or marketing of tobacco and smoking products or products deemed to be in competition with smoking products, including but not limited to those developed, marketed or intended to be used as part of smoking cessation programs, or as tobacco or smoking substitutes.
•	I and the Companies agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

•	I agree that:
(a)	I will personally provide reasonable assistance and cooperation to the Companies in activities related to the prosecution or defense of any pending or future lawsuits or claims involving any of the Companies.

(b)	I will promptly notify RAI if I receive any requests from anyone other than an employee or agent of one of the Companies for information regarding any of the Companies which could reasonably be construed as being proprietary, non-public or confidential or if I become aware of any potential claim or proposed litigation against any of the Companies.

(c)	I will refrain from providing any information related to any claim or potential litigation against any of the Companies to any non-Company representatives without RAI’s written permission or being required to provide information pursuant to legal process.

(d)	If required by law to provide sworn testimony regarding any matter related to any of the Companies, I will consult with and have legal counsel designated by RAI present for such testimony. RAI will be responsible for the costs of such designated counsel, and I will bear no cost for same.

(e)	If I am required by law to provide sworn testimony regarding any matter related to any of the Companies, and if I require legal counsel to represent and protect my interests (in addition to RAI’s designated legal counsel provided for under subparagraph (d) herein), RAI will reimburse me for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to me and RAI, which acceptance by RAI shall not be unreasonably withheld) and other out-of-pocket expenses I may incur in relation to such testimony.

(f)	I will cooperate with the Companies’ attorneys to assist in their efforts, especially on matters I have been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. I understand that I will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the request of any of the Companies in discharging any of my obligations under this agreement.

(g)	Nothing in sentences a-f of the above paragraph is intended to apply to governmental or judicial investigations, including but not limited to an investigation by any agency or department of the federal or state government, any hearing before a committee of the Congress of the United States or of a state legislature, any investigation or proceeding by or of a special prosecutor, or any proceeding brought before a grand jury; provided, however, RAI will reimburse me for legal expenses including, but not limited to, the cost of any attorney reasonably acceptable to RAI and other out-of-pocket expenses if I am compelled to appear in a governmental or judicial investigation.
•	I agree that any breach of the covenants contained in this agreement would irreparably injure the Companies. Accordingly, the Companies may, in addition to pursuing any other remedies that they may have in law or in equity, obtain an injunction against me from any court having jurisdiction over the matter, restraining any further violation of this agreement by me.

•	IN CONSIDERATION AND IN EXCHANGE OF THE RETENTION BONUS AND OTHER PAYMENTS, I VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY (REYNOLDS AMERICAN, INC.), ITS SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS, CONTROVERSIES, CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER THAT I OR MY EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE AGAINST THEM BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER HAVING ACCRUED AND/OR ARISING AT THE TIME I SIGN THIS AGREEMENT. I FURTHER AGREE THAT I WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON MY BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO ANY RIGHTS OR CLAIMS RELATING IN ANY WAY TO MY EMPLOYMENT RELATIONSHIP WITH THE COMPANY, RESIGNATION OR THE TERMINATION THEREOF, OR UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, (“ERISA”) OR ANY OTHER FEDERAL, STATE OR LOCAL LAW, INCLUDING BUT NOT LIMITED TO, ANY SUCH LAW DEALING WITH DISCRIMINATION BASED ON SEX, RACE, COLOR, NATIONAL ORIGIN, RELIGION, DISABILITY, VETERAN STATUS OR AGE.

•	I ALSO AGREE THAT THIS GENERAL RELEASE INCLUDES CLAIMS BASED ON THEORIES OF CONTRACT, WHETHER ACTUAL OR IMPLIED, TORT, PUBLIC POLICY, WHETHER BASED IN COMMON LAW OR OTHERWISE. I UNDERSTAND THAT THIS GENERAL RELEASE COVERS ALL CLAIMS THAT HAVE ACCRUED OR ARISEN BY THE TIME I EXECUTE THIS GENERAL RELEASE, INCLUDING BOTH THOSE CLAIMS THAT I KNOW ABOUT AND THOSE THAT I MAY NOT KNOW ABOUT.

•	WITH RESPECT TO ANY CHARGES OR COMPLAINTS THAT HAVE BEEN FILED OR MAY BE FILED CONCERNING EVENTS OR ACTIONS RELATED TO MY EMPLOYMENT, RESIGNATION OR TERMINATION OF EMPLOYMENT, I WAIVE AND RELEASE ANY RIGHT TO RECOVER IN ANY LAWSUIT OR PROCEEDING BROUGHT BY ANY PERSON, ENTITY OR ADMINISTRATIVE AGENCY ON MY BEHALF OR WHICH INCLUDES ME IN A CLASS.

•	By signing this Agreement, I represent that I have not commenced any proceeding against the Company in any forum (administrative or judicial) concerning my employment and my decision to resign.

•	The Company advised me to consult with an attorney of my choosing prior to signing this Agreement. I understand that I have the right and have been given the opportunity to review this Agreement, specifically the release provisions, with an attorney. I have entered into and signed this Agreement freely, knowingly and voluntarily on my own behalf, and also on the behalf of any heirs, agents, representatives, successors, or assigns.

•	I acknowledge I have had at least twenty-one (21) days to consider the terms of this Agreement and that after I sign this agreement I have a period of seven (7) consecutive calendar days to revoke this agreement, and after such seven (7) days it becomes final.

•	This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina and the United States of America without reference to rules relating to conflicts of law. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement to any person, to any circumstance, or to any claims is determined to be invalid or unenforceable to any extent for any reason, the remaining provisions and portions of this Agreement shall be unaffected and shall continue to be enforceable to the fullest extent permitted by law.
Accepted, understood and agreed:

Dianne M. Neal	Date